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                                                                   EXHIBIT 10.23

                        SETTLEMENT AGREEMENT AND RELEASE

         This Settlement Agreement and Release ("Agreement") is entered into on May 16, 2001, among PentaStar Communications, Inc., a Delaware corporation ("PentaStar"), PentaStar Acquisition Corp. I, a Delaware corporation formerly known as OC Mergerco 1, Inc. (the "Acquiror"), Jeffrey A. Veres ("Mr. Veres") and Linda Veres, who is Mr. Veres' wife ("Mrs. Veres"). (Mr. Veres and Mrs. Veres are also referred to individually and collectively, as "Veres"). PentaStar, the Acquiror, Mr. Veres and Mrs. Veres may also be referred to individually, as a "Party" and collectively, as the "Parties.")

         1. Recitals. This Agreement is entered into with reference to the following facts:

                  (a) BACE Investments, LLC ("BACE"), Black Diamond Capital, LLC ("Black Diamond"), Robert S. Lazzeri ("Lazzeri") and Mr. Veres are the founders and original shareholders of PentaStar. Veres owns 219,100 shares (the "Veres Founder Shares") of PentaStar's common stock, $.0001 par value ("PentaStar Common Stock"), which were acquired by Mr. Veres in connection with the founding of PentaStar.

                  (b) PentaStar, the Acquiror and Mr. Veres are party to an Agreement and Plan of Merger dated as of August 13, 1999, as amended by letter agreement (the "October 26, 1999 Merger Agreement Amendment") dated October 20, 1999 (as so amended, the "Merger Agreement"), pursuant to which DMA Ventures, Inc. ("Access") (which was wholly-owned by Mr. Veres) was merged into the Acquiror (the "Merger").

                  (c) Pursuant to the Merger Agreement,

                           (i) PentaStar issued to Mr. Veres 205,000 shares (the
"Veres Acquisition Shares") of PentaStar Common Stock as consideration for the Merger;

                           (ii) PentaStar and Mr. Veres entered into an
Employment and Noncompetition Agreement dated as of August 13, 1999, a copy of which is attached hereto as Exhibit A (the "Employment Agreement"); and

                           (iii) PentaStar, the Acquiror and Mr. Veres entered
into a Principal Stockholder's Escrow and Contingent Stock Agreement dated as of October 26, 1999, as amended by the Amended and Restated Principal Stockholder's Escrow and Contingent Stock Agreement executed January 12, 2000 but effective as of October 26, 1999 (the "Contingent Stock Agreement"), pursuant to which Mr. Veres deposited with PentaStar 68,265 shares (the "Contingent Shares") from the Veres Acquisition Shares.

                  (d) PentaStar and/or the Acquiror are also party to the following agreements with Mr. Veres, Mrs. Veres or their affiliates:

                           (i) Business Lease dated April 10, 1996 among Jeff
and Linda Veres and DMA Ventures, Inc., as amended by First Amendment to Lease dated August 13, 1999 among the same parties (the "Lease Agreement") (the Acquiror is now a party to the Lease Agreement as a result of the Merger);

                           (ii) Letter agreement dated September 19, 2000 among
Mr. Veres, PentaStar and the Acquiror setting forth certain transfer restrictions on all shares of PentaStar Common Stock owned by Veres (the "Stock Restriction Letter Agreement");

                           (iii) Letter agreement dated September 19, 2000 among
Mr. Veres, Scott L. Crist, Kermit M. Dunning, Ronald N. Dunworth, Andrew W. Wells, Patricia F. Miller, PentaStar and the Acquiror regarding restricted stock grants made by Mr. Veres (the "Restricted Stock Grant Letter Agreement");

                           (iv) Stock Purchase Agreement dated as of March 31,
1999, as amended by Addendum thereto dated as of March 31, 1999, among PentaStar (f/k/a Optimal Communications, Inc.) and Mr. Veres (the "Stock Purchase Agreement");


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                           (v) Memorandums/letter agreements dated June 22, 2000
and September 6, 2000 between Mr. Veres and PentaStar regarding Mr. Veres' position as National Director of Business Development and related compensation matters, copies of which are attached hereto as Exhibit B (collectively, the "Memorandum Agreements"); and

                           (vi) Sub-Agent Agreement dated March 5, 2001 between
PentaStar and LLV Enterprises, Inc. (the "Sub-Agent Agreement").

                  (e) Certain disputes have arisen among the Parties concerning various matters. The Parties, by this Agreement, desire to settle, adjust, and compromise the matters released herein forever.

         2. Settlement Transactions. In consideration of the mutual covenants and releases reflected in this Agreement, the Parties agree as follows:

                  (a) Concurrently with the execution of this Agreement, Veres shall transfer and deliver to PentaStar 80,000 of the Veres Acquisition Shares, along with stock powers duly executed in blank. The shares to be so transferred shall be shares which are not Contingent Shares. The Parties acknowledge and agree that, following such transfer, Mr. Veres owns a total of 344,100 shares of PentaStar Common Stock, of which 219,100 are Veres Founder Shares and 125,000 are Veres Acquisition Shares. Of the 125,000 Veres Acquisition Shares, 68,265 shares are the Contingent Shares and shall remain subject to the Contingent Stock Agreement.

                  (b) The Stock Restriction Letter Agreement is hereby terminated. However, Veres agrees with PentaStar as follows with respect to (1) the 275,835 shares (the "Subject Shares") which consists of the 344,100 shares of PentaStar Common Stock owned by Mr. Veres, less the 68,265 Contingent Shares, and (2) the Contingent Shares:

                           (i) Except as otherwise provided in clauses (ii),
(iii), (iv) or (v) below, until a PentaStar Liquidity Event (as defined below) Veres shall not, and shall not attempt, agree or contract to, transfer, sell, assign, exchange, transfer, pledge, hypothecate, encumber, grant any option with respect to, grant any security interest in, or otherwise dispose (each of the foregoing, including any attempt, agreement or contract with respect thereto, is referred to as a "Transfer") of any of the Subject Shares or any interest therein (which shall expressly include (A) any stock dividends issues by PentaStar and attributable to the Subject Shares and (B) any shares of capital stock of PentaStar issued or issuable as a result of stock splits or stock dividends). Moreover, PentaStar shall not recognize any attempted Transfer which does not comply with this Section 2(b). "PentaStar Liquidity Event" means the sale of all or substantially all of the assets or outstanding shares of PentaStar, whether by way of merger, acquisition or other method (except a merger or consolidation immediately after which the persons who were shareholders of PentaStar before the transaction own a majority of the outstanding equity securities of the surviving or resulting entity).

                           (ii) Provided that the Subject Shares remain subject
to the terms of this Section 2(b) following any Transfer authorized in this clause (ii), Veres may Transfer Subject Shares (A) by gift to family members, not more remote than first cousins, (B) pursuant to the laws of descent and distribution or by court order, (C) to trusts, limited partnerships or other estate planning entities of which Mr. Veres is the beneficiary for estate planning purposes or (D) to any charitable organization that qualifies for receipt of charitable contributions under Section 170(c) of the Internal Revenue Code of 1986, as amended; provided in the case of each of (A) through (D) the recipient of such Subject Shares agrees in writing (in form and substance satisfactory to PentaStar) to be bound by the provisions of this Section 2(b) with respect to such Subject Shares and such writing is delivered to PentaStar prior to such Transfer;

                           (iii) Commencing with the calendar month of May 2001
and continuing each calendar month thereafter, Mr. Veres (but not any transferee of Mr. Veres) may, subject to compliance by Mr. Veres with all applicable securities and other laws, sell only through Schneider Securities, Inc. ("Schneider") (A) up to 1,250 Veres Acquisition Shares (but none of which may be Contingent Shares) during each of the calendar months of May, June, July and August 2001 and (B) up to 1,000 Veres Acquisition Shares (but none of which may be


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Contingent Shares) during each calendar month after August 2001, in each and every case pursuant and subject to and in compliance with Rule 144 promulgated under the Securities Act of 1933 ("Rule 144"), provided, however, that Mr. Veres' right to sell in any month shall be conditioned upon him coordinating his sales efforts in each month with Schneider so that such sales will have no, or as little as possible, negative impact on the market and market price for PentaStar Common Stock and, provided further, that if Mr. Veres sells less than the permitted 1,250 or 1,000 Veres Acquisition Shares, as the case may be, in any calendar month, he may not sell more than the permitted 1,250 or 1,000 Veres Acquisition Shares, as the case may be, in any subsequent month;

                           (iv) In addition to the shares permitted to be sold
pursuant to clause (iii) above, Mr. Veres (but not any transferee of Mr. Veres) may, subject to compliance by Mr. Veres with all applicable securities and other laws, work with Schneider to sell (subject to the provisio to this Section 2(b)(iv)) through Schneider up to an additional 20,000 Veres Acquisition Shares (but none of which may be Contingent Shares) by December 31, 2001 pursuant to Rule 144 or other exemptions from the registration requirements of applicable securities laws which may then be available, as established by opinion of counsel to PentaStar, which opinion is reasonably satisfactory to PentaStar, provided, however, that no sale pursuant to this Section 2(b)(iv) may be made unless and until PentaStar has given its prior written consent (signed by PentaStar's Chief Executive Officer) to Mr. Veres for any such proposed sale (and PentaStar covenants that by December 31, 2001 it shall have given such consent or consents for the sale or sales, in the aggregate, of such 20,000 shares, but PentaStar does not guarantee any particular price or market conditions for any particular sale and shall have no liability to Mr. Veres or otherwise for failing to consent to any particular proposed sale);

                           (v) If any of BACE, Black Diamond or Lazzeri sells to
an unaffiliated third party any shares of PentaStar Common Stock owned by any of them (each such sale being a "Founder Sale"), then Mr. Veres (but not any transferee of Mr. Veres) may, subject to compliance by Mr. Veres with all applicable securities and other laws, sell only through Schneider pursuant to Rule 144 or other exemptions from the registration requirements of applicable securities laws which may then be available, as established by opinion of counsel to PentaStar, which opinion is reasonably satisfactory to PentaStar, a number of Subject Shares determined by multiplying (A) the number of Subject Shares owned by Mr. Veres at the time of the Founder Sale by (B) a fraction, the numerator of which is the number of shares of PentaStar Common Stock sold in the Founder Sale, and the denominator of which is the aggregate number of shares of PentaStar Common Stock owned by BACE, Black Diamond, Lazzeri and their respective affiliates immediately prior to such Founder Sale.

                           (vi) During the term of the lock-up set forth in this
Section 2(b), Veres will continue to have all voting and other rights to which he is entitled by ownership of the Subject Shares. In the event Veres Transfers any of the Subject Shares in violation of this Section 2(b), PentaStar shall have the right to recover and retain (at Mr. Veres' expense) such Subject Shares and, in any event, any profits realized will inure to and be recoverable (at Mr. Veres' expense) by PentaStar;

                           (vii) Veres shall not Transfer any Contingent Shares
(A) except as set forth in the Contingent Stock Agreement and (B) except for the 27,500 shares which are the subject of restricted stock awards made by Mr. Veres pursuant to the Restricted Stock Grant Letter Agreement, which shares may only be Transferred in accordance with the Restricted Stock Grant Letter Agreement. One of the recipients of a restricted stock award for 7,000 shares has terminated his employment with the Acquiror, and the Parties acknowledge and agree that such 7,000 shares shall continue to be available for restricted stock awards by Mr. Veres if requested by PentaStar;

                           (viii) The restrictions on Transfer (and permitted
Transfers) set forth in this Section 2(b) supersede in their entirety those set forth in the Stock Restriction Letter Agreement, the Stock Purchase Agreement or
Section 5.10 of the Merger Agreement;

                           (ix) Concurrently with the execution of this
Agreement, Mr. Veres shall deliver to PentaStar all stock certificates representing Veres Founder Shares or Veres Acquisition Shares so that legends reflecting the restrictions on Transfer set forth in this Section 2(b) can be placed on such stock certificates; and

                           (x) Mr. Veres shall timely file with the Securities
and Exchange Commission (and deliver copies to PentaStar) any forms, reports or schedules required to be filed by him pursuant to Sections 13 or 16


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(and related rules and regulations), as applicable, of the Securities Exchange
Act of 1934, as amended, to reflect the change in his ownership resulting from the operation of Section 2(a) above and any such forms, reports or schedules required in connection with any subsequent Transfers of PentaStar Common Stock required to be reported thereunder.

                  (c) (i) PentaStar and/or the Acquiror are defendants in the Wyoming.com v. PentaStar Communications, Inc. lawsuit filed in the U.S. District Court for the State of Colorado (the "Lawsuit"). Pursuant to the Merger Agreement, Mr. Veres is required to indemnify and hold harmless PentaStar and the Acquiror from all Adverse Consequences (as defined in the Merger Agreement) resulting from, arising out of, relating to or caused by the Lawsuit or the underlying claims and liabilities (the Lawsuit and such claims and liabilities are referred to as the "Wyoming.com Liabilities"). Qwest Communications and PentaStar have entered into the letter agreement dated April 26, 2001, a copy of which is attached hereto as Exhibit C (the "Qwest Letter Agreement"). In connection with the Lawsuit,

                                    (A) PentaStar and/or the Acquiror have
incurred $42,222.74 of legal fees and expenses through April 27, 2001, for which they are entitled pursuant to the Merger Agreement to be 100% indemnified by Mr. Veres. However, pursuant to the Qwest Letter Agreement, Qwest will pay to PentaStar $31,667.05 (representing 75% of $42,222.74). As a result, Mr. Veres' indemnification obligation with respect to such $42,222.74 shall be $10,555.69,

                                    (B) Mr. Veres consents to the Qwest Letter
Agreement and the matters set forth therein and agrees that he shall continue to be responsible to PentaStar and the Acquiror for 100% of all legal fees and expenses ("Non-Qwest Covered Legal Fees and Expenses") and, subject to subsection (C) below, all judgment amounts or settlement amounts ("the "Non-Qwest Covered Judgment/Settlement Amounts") relating to the Lawsuit or to any new or revised claim not set forth in the complaint as of April 27, 2001 for which PentaStar does not receive indemnification or reimbursement from Qwest pursuant to the Qwest Letter Agreement, and

                                    (C) PentaStar and/or the Acquiror shall be
responsible for 75%, and Mr. Veres shall be responsible for 25%, of any Non-Qwest Covered Judgment/Settlement Amounts. PentaStar and the Acquiror have (and now Qwest will), with the agreement of Mr. Veres, assumed the control of the defense or settlement of, the Lawsuit, in accordance with Section 7.3 of the Merger Agreement and PentaStar and the Acquiror shall, subject to the above provisions of this Section 2(c), be entitled to the benefits of Section 7, including, without limitation, Section 7.3(d).

                           (ii) The first $10,000 of proceeds received by
Mr. Veres in respect of any sale made in any month by Mr. Veres of PentaStar Common Stock pursuant to Section 2(b)(ii) shall be immediately delivered to PentaStar to reimburse PentaStar for amounts for which Mr. Veres is responsible pursuant to Section 2(c)(i) and/or to pay the amount set forth in Section 2(d)(iv), to the extent Mr. Veres has not previously paid PentaStar in cash for such amounts; provided, however, that the failure of any shares to be sold shall not relieve Mr. Veres of his obligation to indemnify and hold harmless PentaStar and the Acquiror from all amounts for which Mr. Veres is responsible pursuant to
Section 2(c)(i), which shall be reimbursed by Mr. Veres to PentaStar monthly as incurred.

                  (d) (i) The amount of the "August/September Receivables" (as defined in the Merger Agreement) collected by the Acquiror but not yet delivered to Mr. Veres is finally agreed to be $30,000. For all purposes of the Merger Agreement, and as a result thereof, PentaStar owes $30,000 cash to Mr. Veres pursuant to Section 2 of the October 26, 1999 Merger Agreement Amendment.

                           (ii) Mr. Veres desires to purchase from the Acquiror,
and the Acquiror desires to sell to Mr. Veres, for $12,000 cash the Lexus automobile which Mr. Veres drove while employed by the Acquiror. Upon execution of this Agreement, the Acquiror shall deliver title to the Lexus to Mr. Veres. Mr. Veres shall be responsible for all sales and other taxes and fees relating to the sale of the Lexus to him.

                           (iii) Mr. Veres currently owes PentaStar $10,555.69
pursuant to Section 2(c)(i).


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                           (iv) As a result of the netting of the amounts set
forth in clauses (i), (ii) and (iii) above, PentaStar owes Mr. Veres $7,444.31 in respect thereof. Such amount shall be paid to Mr. Veres in cash upon PentaStar's receipt from Qwest of the $31,667.05 reimbursement pursuant to the Qwest Letter Agreement.

                  (e) The Sub-Agent Agreement shall survive the execution of this Agreement and shall thereafter continue in accordance with its terms; provided, however, that: (i) Mr. Veres, Mrs. Veres and any of their present or future affiliates (including, without limitation, LLV Enterprises, Inc.) shall place all orders for communications services through PentaStar pursuant to the Sub-Agent Agreement; (ii) notwithstanding anything to the contrary set forth in the first sentence of Section 3(h) of the Sub-Agent Agreement, (A) PentaStar shall not have any right to terminate the Sub-Agent Agreement (1) except by written notice ("Termination Notice") to LLV Enterprises, Inc. upon (x) breach by Veres of this Agreement (including, without limitation, clause (i) above), the Merger Agreement, the Employment Agreement (as amended pursuant to Section 2(f) below), the Contingent Stock Agreement, the Lease Agreement or the Restricted Stock Grant Letter Agreement or (y) breach of the Sub-Agent Agreement by LLV Enterprises, Inc. (which Termination Notice shall reasonably identify the breach, provided that the Termination Notice and the termination set forth therein shall be of no force or effect if Veres or LLV Enterprises, Inc., as the case may be, remedies such breach within five days of receipt of the Termination Notice (and for this purpose, Section 9.6 of the Merger Agreement shall govern the giving and receipt of the Termination Notice)), and (2) except in any event the Sub-Agent Agreement shall terminate immediately upon the occurrence of a Valuation Event under and as defined in the Contingent Stock Agreement.

                  (f) Upon execution of this Agreement, (i) Sections 1.3, 1.4, 1.6, 1.7, 2.1 through 2.6, 3.5 (with respect to the period after the date of execution of this Agreement), and 4.12 of the Employment Agreement shall be of no further force or effect, (ii) Sections 1.1, 1.2, 1.5, 1.8, 1.9, 3.1 through
3.4 and 4.1 through 4.11 of the Employment Agreement shall remain in full force and effect, (iii) the Noncompete Period shall, in accordance with the existing provisions of Section 3.1(a) of the Employment Agreement, end at the close of business in Denver, Colorado on October 29, 2002, and (iv) Section 3.1 of the Employment Agreement shall not be deemed to restrict Mr. Veres or any of his Affiliates (as defined in the Employment Agreement) from engaging in the business of (x) selling telephone hardware or LAN/WAN hardware or (y) consulting with respect to the use of telephone hardware or LAN/WAN hardware or communications services so long as the persons to whom Mr. Veres sells pursuant to clause (x) or consults with pursuant to clause (y) place all orders for communications network services through PentaStar.

                  (g) PentaStar shall provide to Mr. Veres such unaudited monthly financial statements with respect to the Acquiror as PentaStar prepares in the ordinary course of business; provided, however, that PentaStar's obligation pursuant to this Section 2(d) shall end upon a PentaStar Liquidity Event.

         3. Releases. In consideration of the terms and conditions of this
Agreement:

                  (a) Mr. Veres and Mrs. Veres each fully and forever releases and discharges each of PentaStar and the Acquiror and each of their respective past, present and future predecessors, successors, parent corporations, subsidiaries, shareholders, officers, directors, agents (including, without limitation, BACE Industries, LLC, BACE Investments, LLC, Black Diamond Capital, LLC and BIBD, LLC and their respective owners, members and agents), representatives, assigns, insurers and attorneys (individually, a "PNTA Releasee" and collectively, the "PNTA Releasees") from any and all actions, causes of action, claims, suits, debts, liabilities, damages, obligations, promises, acts, omissions, agreements, judgments, demands, defenses (including without limitation, recoupment and setoff), costs and expenses (including attorneys' fees) of every kind or nature whatsoever, whether in law or in equity, whether known or unknown, suspected or unsuspected, which Mr. Veres or Mrs. Veres, or any person acting on behalf of either of them, may now have, may have had, or may claim at any future time to have, based in whole or in part upon any act or omission occurring or arising from the beginning of time to the date of this Agreement (or any consequence, effect or result arising from any such act or omission, regardless of whether such consequence, effect or result arises before or after the date of this Agreement) or upon any document or agreement between or among any of Mr. Veres or Mrs. Veres or their affiliates, on the one hand, and any PNTA Releasee, on the other hand, except that the obligations of PentaStar and/or the Acquiror under, and only under, (i) this Agreement, (ii) the Contingent Stock Agreement, (iii) the Lease Agreement and
(iv) the Sub-


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Agent Agreement shall continue in accordance with the respective terms thereof and no release is given with respect thereto; and

                  (b) Each of PentaStar and the Acquiror fully and forever releases and discharges each of Mr. Veres and Mrs. Veres and each of their respective past, present and future predecessors, successors, parent corporations, subsidiaries, shareholders, officers, directors, agents, representatives, assigns, insurers and attorneys (individually, a "Veres Releasee" and collectively, the "Veres Releasees") from any and all actions, causes of action, claims, suits, debts, liabilities, damages, obligations, promises, acts, omissions, agreements, judgments, demands, defenses (including without limitation, recoupment and setoff), costs and expenses (including attorneys' fees) of every kind or nature whatsoever, whether in law or in equity, whether known or unknown, suspected or unsuspected, which PentaStar or the Acquiror or any person acting on behalf of PentaStar or the Acquiror, may now have, may have had, or may claim at any future time to have, based in whole or in part upon any act or omission occurring or arising from the beginning of time to the date of this Agreement (or any consequence, effect or result arising from any such act or omission, regardless of whether such consequence, effect or result arises before or after the date of this Agreement) or upon any document or agreement between or among any of PentaStar or the Acquiror, on the one hand, and any Veres Releasee, on the other hand, except that the obligations of Mr. Veres, Mrs. Veres or LLV Enterprises, Inc., as the case may be, under (i) this Agreement, (ii) the Merger Agreement, (iii) the Employment Agreement as amended by Section 2(f) of this Agreement, (iv) the Contingent Stock Agreement, (v) the Lease Agreement, (iv) the Stock Grant Letter Agreement and (vi) the Sub-Agent Agreement shall continue in accordance with the respective terms thereof and no release is given with respect thereto, provided, however, that Mr. Veres shall have no obligation after the date hereof with respect to Sections 3.1(a) or 3.1(b)(ii) through 3.1(u) of the Merger Agreement (but neither PentaStar nor the Acquiror is releasing Mr. Veres from any covenant or agreement set forth in the Merger Agreement).

         4. Covenant Not to Sue. Each of Mr. Veres and Mrs. Veres expressly covenants and agrees with each PNTA Releasee, and each of PentaStar and the Acquiror expressly covenants and agrees with each Veres Releasee, never to institute any claim, action, suit, arbitration or proceeding against any such Releasee, directly or indirectly, regarding or relating to the matters released through this Agreement, and further covenants that this Agreement is a bar to any such claim, action, suit, arbitration or proceeding.

         5. Denial of Liability. It is understood and agreed by the Parties to this Agreement that this settlement is not to be construed as an admission of liability on the part of any Releasee and that the Releasees expressly deny any liability or wrongdoing.

         6. Representations and Warranties. The Parties hereto represent and warrant to each other and agree with each other, as follows:

                  (a) Each of the Parties hereto has received independent legal advice from attorneys of such Party's own choice with respect to the advisability of making the settlement and releases provided for in this Agreement, and with respect to the advisability of executing this Agreement. Prior to the execution of this Agreement, each Party's attorneys reviewed this Agreement at length, made all desired changes, and signed this Agreement to indicate that said attorneys approved this Agreement as to form.

                  (b) Each Party and such Party's attorneys have made various statements and representations to the other Party and his attorneys during negotiations leading to this Agreement. Nevertheless, each Party specifically does not rely upon any statement, representation, legal opinion, or promise of the other Party or his counsel in executing this Agreement or in making the settlement provided for herein, except as expressly stated in this Agreement.

                  (c) There have been no other agreements or understandings between the Parties related to the settlement provided for herein, except as stated in this Agreement.

                  (d) Each Party, together with such Party's attorneys, has made such investigation of the facts and the law pertaining to this settlement and this Agreement, and of all the matters pertaining thereto, as such Party



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deems necessary. Each Party forever waives all rights to assert that this
Agreement was the result of a mistake in law or in fact.

                  (e) Each Party forever waives all rights to assert that any or all of the legal theories or factual assumptions used or relied upon in the negotiations leading to this Agreement were for any reason inaccurate or inappropriate.

                  (f) This Agreement has been carefully read by, the contents hereof are known and understood by, and it is freely signed by, each person executing this Agreement.

                  (g) Each Party represents and covenants that such Party is the sole and lawful owner of all right, title and interest in and to every claim and other matter which such Party releases through this Agreement, and that such Party has not assigned or transferred, or purported to assign or transfer to any person or entity any claims or other matters released through this Agreement. The Releasors acknowledge that, as a result of this Agreement, no Releasor will have any claims or rights against any Releasee with respect to the matters released herein. Each Releasor shall indemnify, defend and hold harmless each Releasee from and against any claims based upon or arising in connection with any such prior, or attempted future, assignment, transfer, lien, and/or right.

                  (h) Each Party represents that such Party has not filed any complaints, charges, causes of action, demands for arbitration, or other claims in any jurisdiction against the other Party. Each Party further represents that such Party will not file any further complaints, charges, causes of action, demands for arbitration, or claims concerning any matter which is released through this Agreement.

         7. Construction. The language used in this Agreement is language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party hereto. The Parties hereby acknowledge and agree that they have been represented by counsel in the negotiation and drafting of this Agreement and, accordingly, this Agreement shall be deemed to have been prepared jointly by the Parties, and shall not be construed against any Party as the drafter.

         8. Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Parties hereto, and each of them. This Agreement is intended to release and inure to the benefit of each Releasee. Except as expressly provided herein, this Agreement is not for the benefit of any person not a Party hereto or specifically identified as a beneficiary herein, and is not otherwise intended to constitute a third party beneficiary contract.

         9. Subsequent Attorneys' Fees. In the event that any action, suit, or other proceeding is instituted to enforce, remedy, prevent, or obtain relief from a breach of this Agreement, the prevailing party shall recover all of such party's costs and reasonable attorneys' fees incurred in each and every such action, suit or other proceeding, including any and all appeals or petitions therefrom, as such costs and reasonable attorneys' fees are determined pursuant to applicable law by the judge or other individual presiding over such proceeding.

         10. Integration. This Agreement constitutes a single integrated written contract expressing the entire agreement of the Parties hereto relative to the subject matter hereof. All prior discussions and negotiations are superseded by this Agreement. This Agreement may not be amended except through a writing signed by all of the Parties.

         11. Severability. In the event that any provision of this Agreement should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect.

         12. Survival of Warranties and Representation. The warranties and representations of this Agreement are deemed to survive the date of execution hereof.

         13. Headings Not Part of Agreement. The headings contained in this Agreement are for convenience only, do not constitute part of this Agreement, and shall not limit, affect the interpretation of, or otherwise affect in any way the provisions of this Agreement.

         14. Governing Law. This Agreement shall be governed under the laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Colorado.

         15. Counterparts. This Agreement may be executed in counterparts. This Agreement shall be deemed to be executed on the last date any such counterpart is executed.


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                                       8
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IN WITNESS WHEREOF, this Agreement has been executed on the dates below written, to be effective on the last such date.

         EACH OF THE PARTIES TO THIS AGREEMENT CERTIFIES THAT HE HAS CAREFULLY REVIEWED THIS AGREEMENT WITH THE ASSISTANCE OF COUNSEL AND IS EXECUTING THIS AGREEMENT VOLUNTARILY AND WITH A FULL UNDERSTANDING OF ITS PROVISIONS.


                                   PENTASTAR:

                                   PENTASTAR COMMUNICATIONS, INC.


                                   By:       /s/ Robert S. Lazzeri
                                      ------------------------------------------
                                   By:      Robert S. Lazzeri
                                   Title:   Chief Executive Officer


                                    ACQUIROR:

                                    PENTASTAR ACQUISITION CORP. I


                                    By:     /s/ Robert S. Lazzeri
                                       -----------------------------------------
                                    By:     Robert S. Lazzeri
                                    Title:  Chief Executive Officer


                                    VERES:

                                    /s/ Jeffrey A. Veres
                                    --------------------------------------------
                                    Jeffrey A. Veres


                                    /s/ Linda Veres
                                    --------------------------------------------
                                    Linda Veres


                                       9
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                                     Approved as to form by the Parties'
                                     respective attorneys as follows:

                                     SHERMAN & HOWARD L.L.C.


                                     By:     /s/ B. Scott Pullara
                                        ----------------------------------------
                                                 B. Scott Pullara


                                     Attorneys for PentaStar and the Acquiror


                                     CLANAHAN, TANNER, DOWNING & KNOWLTON, P.C.


                                     By:     /s/ William J. Bourke
                                        ----------------------------------------
                                                 William J. Bourke

                                     Attorneys for Veres







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